Exhibit (d)(ii)(a)

APPENDIX A

INVESTMENT SUB-ADVISORY AGREEMENT

NAMES OF FUNDS

Syntax Stratified LargeCap ETF

Syntax Stratified MidCap ETF

Syntax Stratified SmallCap ETF

Information Classification: General